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                                                                   Exhibit 10.11

                     Amended and Restated Advisory Agreement

Amended and Restated Advisory Agreement ("Agreement") made and entered into as of the 3d day of October, 2003 among DAMG Capital LLC ("DAMG"), 575 Lexington Avenue - 4th Floor, New York, New York 10022, Energy West, Incorporated, P.O. Box 2229, Great Falls, Montana 59403 ("Company") and D.A. Davidson & Co., 8 Third Avenue North, Great Falls, Montana 59401 ("Davidson").

Whereas, the parties entered into an Advisory Agreement on June 5, 2003 (the "Former Agreement"), and wish to amend and restate such agreement in its entirety; and

Whereas, pursuant to the Former Agreement DAMG and Davidson provided advisory services in connection with the Credit Agreement dated September 30, 2003, between the Company and LaSalle Bank National Association as Agent, and certain Banks (the "Credit Agreement").

Now therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Former Agreement shall be amended and restated in its entirety to provide as follows:

1. In full and complete satisfaction of any and all obligations arising under the Former Agreement with respect to the Credit Agreement and any other transaction contemplated by the Former Agreement, including any transaction or transactions occurring after the date hereof, the Company shall contemporaneously with the execution hereof (a) pay the sum of $225,000 to DAMG, and (b) pay the sum of $225,000 to Davidson. Upon the payment described in part (a), the Company shall have no further obligations to DAMG except for DAMG's unpaid expenses and as set forth in Paragraph 13 hereof, and DAMG expressly releases the Company from any and all other claims of any nature, and the Company expressly releases DAMG from any and all other claims of any nature. Upon the payment described in part (b), the Company's obligations to Davidson shall be limited to those set forth expressly in this Agreement, and Davidson expressly releases the Company from any and all other claims of any nature. All of the parties acknowledge that the intent of the foregoing is to fully settle and release any claims arising out of the Former Agreement, the Wells Fargo financing, the completion of the Credit Agreement, and any other claims of any nature whatsoever, with any surviving obligations to be only those set forth explicitly in this Agreement.

2. Upon execution of this Agreement, the Company shall be deemed to have engaged Davidson for the term specified in Paragraph 3 hereof to act as an advisor to the to the Company relating to financial and similar matters upon the terms and conditions set forth herein.

3. Except as otherwise provided in this Agreement, the term of Davidson's continued engagement as an advisor pursuant to this Agreement shall be deemed to have commenced on the date hereof and shall continue until March 31, 2004, unless otherwise extended by mutual agreement of the Company and Davidson. The engagement of Davidson hereunder may be terminated at any time prior to March 31, 2004, with or without cause, by either the Company or Davidson upon delivery of 10 business days' prior written notice thereof to the other.




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4.       During the term of this Agreement, Davidson shall provide the Company with such consulting advice as is reasonably requested by the Company, provided that Davidson shall not be required to undertake duties not reasonably within the scope of the financial advisory or investment banking services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of Davidson's advice is not readily quantifiable, and that Davidson shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in doing so. Davidson's duties may include, but will not necessarily be limited to, providing recommendations and rendering advice concerning refinancing or restructuring of all or a portion of the Company's long-term debt (including adding approximately $8 million of new long-term debt to reduce the amount of the present credit line under the Credit Agreement) (such refinancing and/or restructuring being referred to herein as a "Transaction"). For avoidance of doubt, Davidson's duties hereunder are advisory in nature and do not extend to the placement or underwriting of bonds, notes or other debt securities of the Company; provided that it is contemplated that Davidson's duties hereunder shall include assisting the Company in: (a) the placement of debt through LaSalle Bank or an affiliate of LaSalle Bank, and/or (b) the placement of debt with the Montana Board of Investments, and/or (c) obtaining any consents or modifications required to be obtained in connection with the Company's currently outstanding long-term debt.

5. Davidson shall render such other financial advisory and investment and/or investment banking services as may from time to time be agreed upon by Davidson and the Company.

6. In consideration for the services rendered by Davidson to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 8 hereof), the Company shall pay to Davidson the sum of $75,000.00 (the "Fee") upon the successful completion of a Transaction or Transactions during the term of this Agreement or thereafter if such Fee is due under the provisions of Paragraph 7 hereof. During the term of this Agreement, the Company agrees that it will advise Davidson of any discussions with any party concerning a Transaction; provided that the Company shall be free to engage other parties to assist it in connection with any Transaction.

7. The Fee shall be due and payable to Davidson in cash at the closing of any Transaction (it being understood that only one Fee shall be paid pursuant to this Agreement regardless of the nature and structure of the Transaction or Transactions involved in the restructuring and refinancing of the Company's long term debt). If this Agreement is not renewed or if it is terminated for any reason then, notwithstanding any such non-renewal or termination, Davidson shall be entitled to the Fee upon closing of any Transaction for which serious, substantive discussions with the counterparty or counterparties were initiated or conducted during the term of this Agreement (with Davidson directly involved as advisor to the Company), were under way at the end of the term of this Agreement and resulted in the closing of the Transaction with such counterparty or counterparties within a period of six (6) months after non-renewal or termination of this Agreement; provided that no Fee shall be payable following any termination or non-renewal
         (i) by the Company on the grounds of bad faith or material failure by Davidson in the performance of the services hereunder, or (ii) by Davidson other than on the grounds of bad faith or material failure by the Company in the performance of its obligations hereunder.


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8.       In addition to the Fee payable hereunder, and regardless whether any
         Transaction is proposed or consummated, the Company shall reimburse Davidson for all reasonable fees and disbursements of Davidson's counsel and Davidson's travel and out of pocket expenses incurred in connection with the services performed by Davidson pursuant to this Agreement, including without limitation, reasonable travel, hotel, food and associated expenses and printing, mailing and long-distance telephone calls, subject to a maximum of Ten Thousand Dollars ($10,000.00) unless agreed to in writing by the Company.

9. The Company acknowledges that all opinions and advice (written or oral) given by Davidson to the Company in connection with Davidson's engagement are intended solely for the benefit and use of the Company in considering the Transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Davidson to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Davidson, or use Davidson's name in any annual reports or any other reports or release of the Company without Davidson's prior written consent; provided that the foregoing shall not be construed to prevent the Company from complying with its disclosure obligations arising under law, including the Federal securities laws and regulations. The Company acknowledges that Davidson is not an agent of the Company or acting as a fiduciary of the Company nor is Davidson assuming any duties other than those explicitly set forth in this Agreement. The Company shall be under no obligation under this Agreement to accept the terms of any proposed Transaction contemplated by this Agreement. Neither party shall have any liability in the event the terms of any Transaction proposals are not acceptable to the Company or a Transaction is not consummated.

10. The Company acknowledges that Davidson and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Davidson in conducting such business with respect to others, or in rendering such advice to others. Davidson, however, agrees not to accept engagements during the term hereof directly conflicting with its obligations to the Company hereunder.

11. DAMG and Davidson shall maintain in strict confidence, and use solely for purposes of their engagement hereunder, all non-public information disclosed to either of them by the Company in the course of their engagement. The obligation of confidentiality shall survive the termination of this Agreement.

12. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Davidson will use and rely on data, material and other information furnished to Davidson by the Company. The Company acknowledges and agrees that in performing its services under this engagement, Davidson may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

13. The Company has entered into indemnification agreements with DAMG and Davidson, respectively, in connection with the Former Agreement. The Company and DAMG hereby acknowledge that the terms of the indemnification agreement with DAMG shall survive and continue in full force and effect with respect to DAMG's services provided pursuant to the Former Agreement. The Company and Davidson hereby acknowledge that the terms of the


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         indemnification agreement with Davidson shall survive and continue in full force and effect with respect to Davidson's services provided pursuant to the Former Agreement, and pursuant to this Agreement. Each of DAMG and Davidson has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement. Notwithstanding the foregoing, DAMG and Davidson each agrees that the Company's obligations under the aforementioned indemnification agreements shall not cover any obligation or liability of DAMG or any affiliate thereof to Davidson or any affiliate thereof, or any claims or actions arising out of any such liabilities, and shall not cover any obligation or liability of Davidson or any affiliate thereof to DAMG or any affiliate thereof, or any claims or actions arising out of any such liabilities.

14. Davidson shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by parties hereto that Davidson shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

         (a) This Agreement and the indemnification agreements referred to in Paragraph 13 hereof constitute the entire agreement and understanding of the parties hereto, and supersede any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

         (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent postage prepaid by registered mail, return receipt requested, or by facsimile, to the respective parties at their address above set forth or such other address as either party may notify the other of in writing if to the Company to the attention of John C. Allen, Interim President and Chief Executive Officer and if to DAMG to the attention of Philip M. Getter, President and if to Davidson to the attention of Mark J. Semmens.

                  1) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

                  2) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

                  3) No provision of this Agreement may be amended modified or waived except in writing signed by the parties hereto.

                  4) This Agreement shall be construed in accordance with and governed by the laws of the State of Montana, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in Montana, and they hereby submit to the exclusive jurisdiction of the courts of the State of Montana with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of


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                      process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the addresses set forth in Paragraph 14(b) hereof.

                  5) The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of or in connection with this Agreement.

         If the foregoing correctly sets forth the understanding between DAMG, Davidson and the Company with respect to the foregoing, please so indicate by signing in the place provided below, at which time this Agreement shall become a binding contract.


         DAMG Capital LLC



         By:      /s/ Roger N. Greene
                  --------------------------------------------
                  Roger N. Greene, Senior Managing Director

         D.A. Davidson & Co.



         By:      /s/ Mark J. Semmens
                  --------------------------------------------
                  Mark J. Semmens, Managing Director

         Accepted and Agreed:

         Energy West, Incorporated



         By:      /s/ John C. Allen
                  -----------------------------------
                  John C. Allen, Interim President and Chief Executive Officer


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